July 30, 2008

Boards of Directors
Buffalo Balanced Fund, Inc.
Buffalo High Yield Fund, Inc.
Buffalo Large Cap Fund, Inc.
Buffalo USA Global Fund, Inc.
5420 West 61st Place
Shawnee Mission, KS 66205

Board of Trustees
Buffalo Funds
5420 West 61st Place
Shawnee Mission, KS 66205

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the acquisition of all of the assets of the Buffalo Balanced Fund, Inc., Buffalo High Yield Fund, Inc., Buffalo Large Cap Fund, Inc., and Buffalo USA Global Fund, Inc., each a corporation organized and existing under the laws of the State of Maryland (each an “Acquired Fund” and together the “Acquired Funds”), each by a corresponding series of the Buffalo Funds, a Delaware statutory trust (the “Trust”), the Buffalo Balanced Fund, Buffalo High Yield Fund, Buffalo Large Cap Fund, and Buffalo USA Global Fund (each an “Acquiring Fund” and together the “Acquiring Funds”), respectively, in exchange for the assumption by each Acquiring Fund of all of the liabilities of the corresponding Acquired Fund and the delivery by the Acquiring Fund to the corresponding Acquired Fund of that number of full and fractional shares of such Acquiring Fund (with respect to each exchange, the “Acquiring Fund Shares”) equal in value to the assets of the corresponding Acquired Fund less the value of the liabilities of such Acquired Fund (collectively, the transfer of each respective Acquired Fund’s assets in exchange for the assumption of the liabilities of each such Acquired Fund by the corresponding Acquiring Fund and the delivery of the corresponding Acquiring Fund Shares to such Acquired Fund by the applicable Acquiring Fund shall be referred to as the “Asset Acquisitions” and each as an “Asset Acquisition”).  The Asset Acquisitions are proposed to be consummated pursuant to the applicable corporate laws of the State of Delaware and in accordance with that certain Agreement and Plan of Reorganization among the Acquired Funds and the Buffalo Small Cap Fund, Inc., and the Trust, on behalf of each corresponding Acquiring Fund and the Buffalo Small Cap Fund, dated as of February 15, 2008, as amended on July 21, 2008 (the “Agreement”).  For purposes of clarification, this opinion does not address the proposed transaction involving the Buffalo Small Cap Fund, Inc. and the Buffalo Small Cap Fund as described in the Agreement.

Offices in Milwaukee, Madison, Green Bay and Appleton, WI; Washington, DC; and Shanghai, PRC
Godfrey & Kahn is a member of Terralex®, a worldwide network of independent law firms.

Boards of Directors
Board of Trustees
Buffalo Funds

Acquired Fund	Acquiring Fund
Buffalo Balanced Fund, Inc.	Buffalo Balanced Fund
Buffalo High Yield Fund, Inc.	Buffalo High Yield Fund
Buffalo Large Cap Fund, Inc.	Buffalo Large Cap Fund
Buffalo USA Global Fund, Inc.	Buffalo USA Global Fund

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Acquired Funds and the Trust in connection with the Asset Acquisitions.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated closing date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

•	The Agreement;

•
The Registration Statement of the Trust on Form N-14 as declared effective by the Securities and Exchange Commission on June 9, 2008 as amended (the “Registration Statement”), and the Combined Proxy Statement and Prospectus included therein;

•	Certificates of certain officers of the Acquired Funds and the Trust as to the satisfaction of various conditions for the Asset Acquisitions under the Agreement; and

•
Such other instruments and documents related to the formation, organization and operation of the Acquiring Funds and the Acquired Funds or the consummation of the Asset Acquisitions and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

•
Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

Boards of Directors
Board of Trustees
Buffalo Funds

•	Each Asset Acquisition will be consummated pursuant to the Agreement and as described in the Registration Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes with respect to each Asset Acquisition between an Acquired Fund and the corresponding Acquiring Fund:

(a)           The transfer to the Acquiring Fund of all of the assets and liabilities of the Acquired Fund in exchange solely for Acquiring Fund Shares, followed by the distribution of Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)           In accordance with Section 361(a) of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of its assets and liabilities to the Acquiring Fund in exchange for Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund under Section 361(c) of the Code.

(c)           In accordance with Section 362(b) of the Code, the basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the basis of such assets immediately prior to the transfer.

(d)           In accordance with Section 1223 of the Code, the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund.

(e)           In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets and liabilities of the Acquired Fund in exchange for Acquiring Fund Shares.

(f)           In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the Acquired Fund shareholders upon the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund as part of the Asset Acquisition.

(g)           In accordance with Section 358 of the Code, the basis of the Acquiring Fund Shares received by the Acquired Fund shareholders will be the same as the basis of the shares of the Acquired Fund exchanged therefor.

(h)           In accordance with Section 1223 of the Code, the holding period of the Acquiring Fund Shares received by the Acquired Fund shareholders will include the holding period during which the shares of the Acquired Fund exchanged therefor were held, provided that at the time of

Boards of Directors
Board of Trustees
Buffalo Funds

the exchange, the shares of the Acquired Fund were held as capital assets in the hands of the Acquired Fund shareholders.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

•
Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisitions.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

•
Our opinion concerning certain of the federal tax consequences of the Asset Acquisitions are limited to the specific federal tax consequences presented above.  No opinion is expressed as to any transactions other than the Asset Acquisitions, including any transactions undertaken in connection with the Asset Acquisitions.  In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisitions.

•
Our opinion is void and may not be relied upon if (a) all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

•
This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 8.5 of the Agreement.  This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.